FORM OF

                          ACCOUNTING SERVICES AGREEMENT



     THIS AGREEMENT, dated as of the ___ day of ____________, 1996 made by and between CornerCap Balanced Fund (the "Fund") a corporation operating as an open-end management investment company, duly organized and existing under the laws of the State of Massachusetts, and Fortune Fund Administration, Inc. (the "Company") a corporation duly organized and existing under the laws of the State of Georgia.

                                WITNESSETH THAT:

     WHEREAS, the Fund consists of a Fund, at present namely Cornerstone Growth Fund, Inc. WHEREAS, the Fund desires to appoint the Company as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such accounts and records; and

     WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1. The Fund shall promptly turn over to the Company such of the Accounts and Records previously maintained by or for it as are necessary for the Company to perform its functions under this Agreement. The Fund authorizes the Company to rely on such Accounts and Records turned over to it and hereby indemnities and holds the Company, its successors and assigns harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any additional information needed by the Company to knowledgeably perform its functions, within a reasonable time after requested by the Company.

     The Company shall make reasonable efforts to isolate and correct any inaccuracies, omissions, discrepancies, or other deficiencies in the Accounts and Records delivered to the Company, to the extent such matters are disclosed to the Company or are discovered by it and are relevant to its performance of its functions under this Agreement. The Fund shall provide the Company with such assistance as it may reasonably request in connection with its efforts to correct such matters. The Fund agrees to pay to Company on a current and ongoing basis for its reasonable time and costs expended on the correction of such matters, said payment to be in addition to the fees and charges agreed to for the normal services rendered under this Agreement, provided the amount of such payments is approved in advance by the Fund.

     Section 2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, the Company shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and the Company, and as may be required by the Investment Company Act of 1940:

     (a)  Cash Receipts Journal

     (b)  Cash Disbursements Journal

     (c)  Dividends Paid and Payable Schedule

     (d)  Purchase and Sales Journals - Portfolio securities

     (e)  Subscription and Redemption Journals

     (f)  Security Ledgers - Transaction Report and Tax Lot Holdings Report

     (g)  Broker Ledger - Commission Report

     (h)  Daily Expense Accruals

     (i)  Daily Interest Accruals

     (j)  Daily Trial Balance

     (k)  Portfolio Interest Receivable and Income Journal

     (l) Listing of Portfolio Holdings showing cost, market value and percentage of portfolio comprised of each security.

     Unless necessary information to perform the above functions is furnished by Written or Oral Instructions to the Company to enable the daily calculation of the Fund's net asset value at 4:15 PM Eastern time (the close of trading on the New York Stock Exchange), as provided below in accordance with the rime frame identified in Section 7, the Company shall incur no liability, and the Fund shall indemnity and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculations and any subsequent information receivedfrom the Fund or any of its designated Agents.

     Section 3. The Company shall perform the ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by the Company's use of an automated financial information service ("Service") shall be based on the closing prices of such Service except where the Fund has given or caused to be given Specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. The Company shall have no responsibility or liability for the accuracy of prices quoted by such Service; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data, unless the Company is itself negligent. The Company shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to the Company in usable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Fund, the Company shall incur no liability, and the Fund shall indemnity and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculation and any subsequent information received from the Fund or any of its designated agents, provided the Company notifies the Fund promptly of its need for additional information with which to calculate net asset value.

     Section 4. For all purposes under this Agreement, the Company is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where the Company receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the Broker-Dealer to send a written confirmation to the Company. The Company shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by the Company is countermanded by a timely later Written or Oral Instruction received by the Company prior to acing upon such countermanded Instruction, the Company shall act upon such later Written or Oral Instruction. The sole obligation of the Company with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires the Company to act the Fund shall give the Company specific Written Instruction as to the action required.

     Section 5. At the end of each month, the Fund shall cause the Custodian to forward to the Company a monthly statement of cash and portfolio transactions, which will be reconciled with the Company's Accounts and Records maintained for the Fund. The Company will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

     Section 6. The Company shall promptly supply daily and periodic reports to the Fund as requested by the Fund and agreed upon by the Company.

     Section 7. The Fund shall and shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide the Company as of the close of each Business Day, or on such other schedule as the Fund determines is necessary, with Written or OraI Instructions (to be delivered to the Company by 10:00 AM the next following business day) containing all data and information necessary for the Company to maintain the Fund's Accounts and Records and the Company may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund is responsible to provide or cause to be provided to the Company reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

     Section 8. The Accounts and Records, in the agreed upon format, maintained by the Company shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31(a)-2 under the Investment Company Act of 1940, as amended. The Company shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records, and shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal periodic reviews and audits. Upon receipt from the Fund, or its agents, of the necessary information, the Company shall supply the necessary data for the Fund or accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and the Company shall agree upon from time to time.

     Section 9. The Company and the Fund may from time to time adopt such procedures as they agree upon in writing, and the Company may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying the Company of any changes in regulations or rules which might necessitate changes in the Company's procedures, and for working out with the Company such changes.

     Section 10.

          (a) the Company, its directors, officers, employees, shareholders and agents shall not be liable for any error or judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except losses resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

           (b) Any person, even though also a director, officer, employee, shareholder or agent of the Company, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

          (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnity and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, fact, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

          (d) The Company shall give written notice to the Fund within ten (10) business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise.

          (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

          (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

     Section 11. All financial data provided to, processed by, and reported by the Company under this Agreement shall be stated in United States dollars or currency. The Company shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

     Section 12. The Fund agrees to pay Company compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and Company. The Fund authorizes the Company to debit the Fund's custody account for invoices which are rendered for the services performed for the Accounting agent function. The invoices for the service will be sent to the Fund after the debiting with the indication that payment has been made.

     Section 13. Nothing contained in this Agreement is intended to or shall require the Company, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which both the New York Stock Exchange and the Custodian are open. Not withstanding the foregoing, the Company shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-I promulgated under the Investment Act of 1940.

     Section 14. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 15. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

     Oral Instructions: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Company in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by the Company to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

     Written Instructions:    The term Written Instruction shall mean an
authorization, instruction, approval, item or set of data or information of any kind transmitted to the Company in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by the Company to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to given Written instructions on behalf of the Fund.

     The Fund shall file with the Company a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions Or the transmittal of Oral Instructions as provided above.

     Section 16. The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than 60 days after the giving of the notice. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

     Section 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

     If to the Fund:
     Cornerstone Growth Fund, Inc.
     400 Northcreek, Suite 575
     3715 Northside Parkway, NW
     Atlanta, Georgia 30327
     Attention: Thomas E. Quinn

     If to the Company:

     Fortune Fund Administration, Inc.
     1389 Peachtree Street
     Suite 180
     Michael B. Fortune

     Section 18. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and the Company and the compensation stated in Schedule A attached hereto may be adjusted accordingly as mutually agreed upon.

     Section 19. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

     Section 20. This contract sets forth the entire understanding of the parties with respect to the provisions contemplated hereby, and supersedes any and all prior agreements, arrangements and understandings relating to such services.

     Section 21. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 22. The Company expressly agrees that, notwithstanding anything to the contrary herein, or in law, that it will look solely to the assets of the Fund for any obligations of the Fund hereunder and nothing herein shall be construe to create any personal liability of any Trustee or any shareholder of the Fund. The Fund expressly acknowledges that the declaration of trust establishing the CornerCap Balanced Fund, dated as of November 23, 1992 (as amended) a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name CornerCap Balanced Fund refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the CornerCap Balanced

Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said CornerCap Balanced Fund, but the property of the CornerCap Balanced Fund only shall be liable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

                                   CORNERCAP BALANCED FUND


                                   By:
                                      --------------------------------
Attest

                                   Name:
                                        ------------------------------
                                   Title:
- -------------------------------         ------------------------------


                                   FORTUNE FUND ADMINISTRATION, INC.


                                   By:
                                      --------------------------------
Attest

                                   Name:
                                        ------------------------------
                                   Title:
- -------------------------------         ------------------------------

                      FORTUNE FUND ADMINISTRATION

                            Fund Accounting

                            Schedule of Fees


1.      DOMESTIC AND ADR SECURITIES ANNUAL BASIC FEE

        $12,000 minimum up to $5 million average net assets. $18,000 minimum up to $10 million average net assets. $24,000 minimum up to $25 million average net assets. .00002 on nest $75 million of average net assets

        Should total assets exceed $100 million per fund, the fee schedule will be renegotiated.

2. Should the Fund's security trading activity exceen an average of 100 trades per month per portfolio, an additional fee of $2.50 will be charged per trade.

                                                                      SCHEDULE A
                         ACCOUNTING SERVICES UNIT (ASU)

- -    Commonwealth Fund Accounting, Inc. offers the CornerCap Balanced Fund a comprehensive level of service.

- -    Basic Assumptions:

1. The Fund's Administrator will complete all necessary prospectus and compliance reports, as well as monitoring of the various limitations and restrictions.

2. Daily Transfer Agent information will be supplied to the Company in the required format, and within the necessary time constraints (i.e., trade date plus one by I 1:00 AM EST).

3. The Transfer Agent will remain responsible for reconciliation of Fund share balances between the Transfer Agent reports and the Accounting share reports.

4. The Company will supply the Transfer Agent with daily NAV's for each portfolio by 6:00 PM Eastern time (via fax).

5. The Funds' security trading activity is presently very low, and will remain on average less than 30 trades per month, per portfolio.

6. To the extent the Fund requires daily security prices from specific brokers for domestic and foreign securities, these manual prices will be obtained by the Funds' investment advisor and faxed to the Company by 4:00 PM Eastern time for inclusion in the NAV calculations. In our experience, we believe the Funds' investment advisors have better success obtaining accurate and timely quotes from their brokers on a more consistent basis than Commonwealth Fund Accounting, Inc. would.

                                                                      SCHEDULE A

     It is our understanding that the Fund will supply the Company with all non-U.S. dollar denominated prices inclusive of local price, daily foreign exchange rate and U.S. dollar price.

     To the extent the Fund owns unlisted ADR's not available on Bloomberg, we will assume receipt of these daily prices in the above stated manner.

7. The Funds' custodian and investment advisor will supply Company with all required foreign dividend and corporate action information. For all portfolios, we suggest documentation of clear cut security variance procedures to minimize NAV miscalculations.

8. All foreign currency and time deposits will be held within the custodian and sub-custodian network. To the extent tax accounting requirements for the foreign securities differ from the "book" requirements, they will be identified by the Fund or the Fund's independent accountant.

     The Funds do not expect to invest in foreign debt instruments, forward currency hedges, currency trading except for security settlement purposes, or options and futures. To the extent this should change, additional fees will apply.

9. The Company will supply timely daily Portfolio Valuation Reports (via fax) to the Fund's investment advisor identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

                                                                      SCHEDULE A

     It will be the responsibility of the Fund's investment advisor to review these reports upon receipt and to promptly notify the Company of any possible problems", incorrect security prices or capital change information that could result in an incorrect Fund NAV.

10. Specific deadlines and complete information will be identified for all security trades in order to minimize any settlement problems or NAV errors.

     Details of non-money market trades will be called or faxed to the Company on trade date plus one, no later than I 1:00 AM Eastern time.

     Trade Authorization Forms, with the appropriate officer signature, should be faxed to the Company on all security trades placed by the Fund no later than trade date for money market instruments, and trade date plus one for non-money market securities.

     There is no assurance that security trades called in after the above stated deadline can be included in that day's work.

     Money market trades will be coordinated directly through the Custody Unit by the Fund's investment advisor.

     Commonwealth Fund Accounting, Inc. will supply the investment advisor with recommended trade ticket documents to minimize receipt of incomplete information. (i.e., cusip numbers for all domestic trades and sedol numbers for all foreign trades would be supplied by the investment advisor.) We would find it difficult to be responsible for NAV changes that resulted from incomplete information about a trade.

                                                                      SCHEDULE A

11. The Fund does not currently participate in Security Lending. To the extent it does so in the future, additional fees may apply.

12. Fund management will monitor the expense accrual procedures for adequacy based on outstanding liabilities monthly, and promptly communicate to the Company any adjustments needed.

13. Nothing in Schedule A will supersede or modify anything in the basic Agreement, as the foregoing assumptions relate only to the fees charged or to be charged by the Company to the Fund.